Exhibit 3.49.1

MEMORANDUM OF ASSOCIATION	20 OCT 2005

OF

HESTIA SHIPPING LTD.
1. NAME
The name of the Company is HESTIA SHIPPING LTD.
2. PRIVATE COMPANY
The Company shall be a single member, private Company and registered under the Merchant Shipping (Shipping Organisations — Private Companies) Regulations 2004, Legal Notice 223, and qualifying as a shipping organisation in terms of Article 84Z of the Merchant Shipping Act.
3. REGISTERED OFFICE
The registered office of the Company shall be situate at 13/16, Vincenti Buildings, Strait Street, Valletta, Malta or at such other address as may be determined by the Board of Directors of the Company.
4. OBJECTS
The main object of the Company is:
(a) To buy or acquire on any title, sell, operate, charter on a bare boat or on a fully equipped basis or exchange, administer, and manage ships, yachts, boats and any other vessel, and to register same under and in accordance with the Merchant Shipping Act, 1973 or in any jurisdiction whatsoever, as well as to enter into charters and contracts of affreightment for carriage of cargoes world wide.
Other objects shall be the following:
(b) To obtain loans, overdrafts, credits and other financial and monetary facilities either alone or jointly and severally with third parties for the purposes of purchasing, selling, chartering, hiring and generally operating ships and to provide by way of security for the repayment of the principal and interest thereon, and the fulfillment of any obligations, a hypothec, privilege, lien and/or mortgage over the assets and/or seacraft of the Company.

(c) To guarantee and or undertake the repayment of any indebtedness of any person, corporation or firm of any kind, whether associated to or forming part of the same group as the company or not, although not in furtherance of its corporate purpose and although not for the direct or indirect benefit of the Company and to secure such guarantee and or undertaking by a mortgage, charge, hypothec, pledge or the creation of a security interest in the company’s vessels or sea-craft and/or any part of the corporate assets or property or any interest therein wherever situated.
(d) To do all other things as may be considered conducive or ancillary to the fulfillment of the foregoing objects or any of them and in particular to buy, sell, charter, own and otherwise operate any vessel end to hold shares or other equity interests in other companies with similar objects.
5. LIMITED LIABILITY
The liability of its single member is limited to the unpaid capital subscribed by such single member in the Company.
6. CAPITAL
The authorised share capital shall be of Lm500 (five hundred Maltese Liri) divided into 500 (five hundred) Ordinary shares of Lm1 (one Maltese Lira) each.
The issued share capital shall be of Lm500 (five hundred Maltese Liri) divided into 500 (five hundred) Ordinary shares of Lm1 (one Maltese Lira) each. Each issued share shall be 20% paid up.
7. SUBSCRIBER
NAVIOS CORPORATION
Trust Company Complex,
Ajeltake Island, PO Box 1405
Majuro,
Marshall Islands
Incorporated on 19th August 1999 with incorporation number 2885
Holder of 500 ordinary shares of Lm1 each, 20 per cent paid up.

8. DIRECTORS
(a) The Company’s affairs shall be entrusted to a Board of Directors which shall consist of not less than one (1) and not more than five (5) Directors.
(b) The first Director of the Company shall be:
Mr. Robert G Shaw holder of UK Passport Number 702966801 with registered address at 20 Marshall Street, Suite 200, South Norwalk, CT 06854, USA.
(c) Any one director is empowered to appoint another person as the Company’s attorney with full power of substitution to enter into any agreement, whether by public deed or by private writing or instrument on behalf of the Company and to sign and execute any document on behalf of the Company, including in particular any loan agreement, deed of covenant, mortgage form, or other related documents in connection with the raising of loans (a) for the purchase and operation of ships by the Company and/or (b) for the giving of collateral security for the purchase and operation of ships by any other company and any bill of sale in connection with the purchase and/or sale by the Company of any ship, vessel or sea-craft.
(d) The legal and judicial representation of the Company shall be vested in any ONE Director or, in addition and without prejudice to the aforesaid, the Board of Directors may, from time to time, appoint any other person or persons to represent the Company in a particular case or cases or classes of cases.
(e) Any Power of Attorney issued by the company shall be executed by any director or any person authorised by the board of directors for the purpose and such power of attorney shall be considered as executed by the company.
(f) A director of the Company is empowered to appoint another person in his stead as an alternate director by means of a written instrument and such person so appointed shall enjoy all the powers and rights of the said Director including the right to attend and vote at meetings of the Board of Directors. Such alternate Director shall have a vote or votes in addition to his own vote, if any. Written instrument includes a telefax, telex, or e-mail message.

9. SPECIAL ATTORNEYS
Without prejudice to the rights and powers conferred upon the Board of Directors in terms of law or by virtue of any of the provisions contained in the foregoing Clauses, Dr. Mark Camilleri and/or Dr. Benedict Delia and/or Mr. Bernard Zammit and/or Mr. Robert Radmilli and/or Ms Tania Attard and/or Ms Joanne Baldacchino and/or Ms Rodianne Farrugia all of 13/16, Vincenti Buildings, Strait Street, Valletta, Malta, are hereby jointly and severally authorised and empowered to act on behalf of the Company for the purpose of registering, whether provisionally and/or permanently, any boat, ship, vessel or other sea-craft, under the Malta Flag, and, but without prejudice to the generality of the foregoing, to pay all fees relative to such registration, to make any declarations that may be necessary on behalf of the Company, to apply to any Competent Authority on behalf of the said Company for any exemption, licence or permit, and to take all such steps, to do all such things, sign, execute and deliver all such acts, deeds or documents as may be necessary or conducive for the better fulfillment of all or any of the powers conferred above.
To sign, execute, deliver any and all documents including but not limited to Loan Agreements, Deed of Covenants, Statutory Mortgage/s and to agree to the terms and conditions in the form and substance as any Attorneys in his/their absolute discretion approve and any amendments thereto.
For any or all of the purpose mentioned herein and as and when the Attorney(s) may deem necessary or expedient to appear before and make applications to Registrars, Consuls, Consular Agents, Commissioners, Deputy Commissioners, Harbour Masters, Port Officers, Maritime Administrations, Public Registry Officials, Notaries, Customs and Excise and any other authorities.
The said Attorneys are jointly and severally empowered to sign, execute and deliver any act, deed or document and generally to do or perform any act, deed or thing which may be necessary or conducive to effect the deletion from the Maltese Registry of Shipping of the company’s Maltese-registered vessel/s and accordingly to obtain the issuance of the relative Closed Transcript/s of Registry in terms of law.
Furthermore the said Attorneys are jointly and severally empowered to do the following on behalf of the Company:
a. to sign and submit the Company’s Annual Return to the Registrar of Companies in Malta.
b. to sign and submit the Company’s Tax Return and any other supporting documents as may be required to the Commissioner of Inland Revenue in Malta.
c. to pay any fees, penalties or any other dues or charges relative to the above returns.
d. to make any declaration, do all such things, and to sign, execute and deliver any other act, deed or document that may be necessary in furtherance of any of the above named powers.

We, the several persons whose names and addresses are subscribed are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

/s/ Dr. Mark Camilleri
Signed by
Dr. Mark Camilleri LL.D. Attorney in fact NAVIOS CORPORATION

ARTICLES OF ASSOCIATION
OF
HESTIA SHIPPING LTD.
1. PRELIMINARY
Regulations for the Management of a Private Company
The Company is established as a single member, private company as defined in the Merchant Shipping (Shipping Organisations — Private Companies) Regulations 2004, Legal Notice 223 (hereinafter called the “Regulations”) and accordingly:
(i)	the right to transfer shares is restricted in the manner hereinafter prescribed;

(ii)	the number of members of the company is limited to one;

(iii)	the invitation to the public to subscribe to shares or debentures of the company is prohibited;

(iv)	the company shall not have the power to issue shares to bearer; and

(v)	the number of persons holding debentures of the company is limited to fifty.
Regulations for the Management of a Limited Liability Company
The regulations contained in Part I of the First Schedule of the Regulations shall apply, save as amended by these Articles and subject to Regulations 1, 2, and 3 of Part II of the Schedule.
2. RESOLUTIONS
A resolution in writing signed by:
(a) the sole member or
(b) all the Directors, or if there is only one, the Sole Director, appearing as directors of the company from time to time in the public register of the company at the Registry of Companies, shall be valid and effectual as if it had been passed at a meeting of the relevant body duly convened and held.
Several distinct copies (including fax copies) of the same document or resolution signed by the sole member or directors shall when placed together constitute one writing for the purposes of this regulation.

3. BORROWING POWERS
Any Director may from time to time borrow or raise any sum or sums of money upon any terms as to interest or otherwise as they may deem fit, and for the purpose of securing the same and interest, or for any other purpose, grant any mortgage or hypothec on any of the assets of the company and/or create and issue any perpetual or redeemable debentures or debenture stock or charge on the undertaking or the whole or any part of the property, present or future; and any debentures, debenture stock and other securities may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, drawing, allotments of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.
4. WINDING-UP
If the Company shall be wound up the liquidator may, with the sanction of an extraordinary resolution of the Company and any other sanction required by Regulations, divide amongst the members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the said kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the numbers of different classes of members. The liquidator, with the like sanction, shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.
5. PROXIES
Proxies may be given by means of a telex, telefax or cable and the person so appointed shall enjoy all the rights of the person issuing such proxy, provided the veracity of the source of the telex, telefax or cable is confirmed or accepted by the directors.
6. NOTICE
Any notice must be served by registered post or telex or telefax, and shall be deemed to have been served in the case of registered post on the day immediately following that on which it was posted and in the case of a telex or a telefax on the day of transmission, and in proving such service it shall be sufficient to prove that the notice was addressed properly and posted or transmitted to such telex or telefax number as may be notified by the shareholder and directors of the company.
A registered member for the time being of the Company shall be entitled to receive the notice of general meeting.

7. MEETINGS BY TELEPHONE
It shall be permissible for a person to participate at a meeting of the Board of Directors or at any General meeting by means of a telephone link provided the member or directors agree. The Chairman, in such cases, shall sign on behalf of the person participating by telephone and shall declare the fact that all persons present have agreed to such participation.
8. PLEDGING OF SECURITIES
(a) The single member may enter into any agreement relating to the pledging of his/ its shares or the creation of any rights in connection with the said shares for any reason he may deem fit and with such third parties as he may deem appropriate.
(b) The holders of other securities issued by the Company may enter into any agreement relating to the pledging of their securities or the creation of any rights in connection with the said securities for any reason they may deem fit and with such third parties as they deem appropriate.
(c) Upon the Company being notified of such a pledge agreement, the Company shall record that fact in its register of members or debentures and the Company shall recognize all rights validly granted to any third parties and shall act according to and consistently with the terms of such agreement in all matters.
(d) Insofar as and to the extent that such a pledge agreement validly vests third parties with rights pertaining to the shares or debentures normally exercisable respectively by the members or the debenture holders of the Company, such rights shall be exercisable by the third parties as though they were the members or debenture holders of the Company to the exclusion of the member or members or holder or holders of the relevant securities.

/s/ Dr. Mark Camilleri
Signed by
Dr. Mark Camilleri LL.D. Attorney in fact NAVIOS CORPORATION

This 20th day of October 2005. filed by [ILLEGIBLE] with 1 doc/s.
f/Dr Mark Camilleri
/s/ Susan Deguara
f/Registrar of Companies
SUSAN DEGUARA